Exhibit 99.1

scPharmaceuticals Inc. Reports Second Quarter 2024 Financial Results

and Provides Business Update

Generated 2Q 2024 net FUROSCIX® revenue of $8.1 million, up 33% sequentially from Q1

Completed financing that extends our cash runway through expected profitability

Advanced multiple FUROSCIX growth initiatives including label expansion for heart failure, sNDA submission for CKD, and positive topline pivotal PK data for our Autoinjector

Company to host investor conference call and webcast today, Wednesday, August 14th, at 4:30pm ET

BURLINGTON, Mass., August 14, 2024 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the second quarter ended June 30, 2024, and provided a business update.

Business Update

•	For the second quarter ended June 30, 2024, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $8.1 million

•	Approximately 9,300 FUROSCIX doses filled, up 15% sequentially from approximately 8,100 in the first quarter of 2024

•	6.3 doses per prescription, up from 6.1 in the first quarter of 2024

•	2,713 unique prescribers of FUROSCIX from launch through end of the second quarter of 2024, up 24% from 2,183 from launch through the end of the first quarter of 2024

•	Gross-to-net discount of 8% during the second quarter, as compared to 19% in Q1 2024

•	Inventory levels at specialty pharmacy partners remained consistent with March 31, 2024, levels

•

Completed financings of up to $175 million, comprised of up to $75 million in senior debt and up to $50 million in a synthetic royalty, both with Perceptive Advisors, as well as approximately $50 million in equity led by leading life science investors. The Company used part of the proceeds from this new financing with Perceptive Advisors to repay $50 million of existing debt with Oaktree.

•	Announced FDA approval to expand the FUROSCIX indication to include patients with New York Heart Association Class IV chronic heart failure who represent the most symptomatic patients.

•

Announced positive topline Pharmacokinetic/Pharmacodynamic (PK/PD) data demonstrating that the FUROSCIX autoinjector achieved primary pharmacokinetic and secondary pharmacodynamic endpoints. The Company is continuing to work towards its targeted submission of a Supplemental New Drug Application (sNDA) to the FDA by the end of the year.

•

Announced that the FDA has accepted for filing the Company’s sNDA seeking to expand the FUROSCIX indication to include treatment of edema due to fluid overload in patients with chronic kidney disease (CKD). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of March 6, 2025.

“We continued to see growth during the second quarter, with net FUROSCIX revenue of $8.1 million on approximately 9,300 doses filled, representing sequential growth of 33% and 15%, respectively, from the first quarter 2024,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “Notably, we believe that all of our leading indicators continue to reflect growing acceptance of FUROSCIX as a key part of a new heart failure treatment paradigm.”

“We also achieved meaningful progress across our life cycle management and long-term growth initiatives for FUROSCIX that we previously announced. We received FDA approval to expand the FUROSCIX indication to include the sickest heart failure patients, including those classified as NYHA Class IV. We also announced positive PK/PD data from a study of our low volume autoinjector, and we are targeting to submit an sNDA by the end of this year. We also announced that the FDA has accepted our sNDA seeking to further expand the FUROSCIX label into chronic kidney disease. We plan to make measured investments in our commercial and sales infrastructure so that we are right sized to take maximum advantage of these opportunities.”

“Finally, earlier this week, we announced what we believe to be a transformational financing with leading healthcare-focused institutional investors which, based on our current operating plan, allows us to expand our commercial presence and extends our cash runway through profitability, a very significant milestone in our continued evolution,” Mr. Tucker concluded.

Second Quarter 2024 Financial Results and Financial Guidance

Product revenues were $8.1 million for the second quarter of 2024, compared to $1.6 million for the second quarter of 2023. Cost of product revenues were $2.3 million for the second quarter of 2024, compared to $0.4 million for the second quarter of 2023. The increase in both product revenues and cost of product revenues for the quarter ended June 30, 2024, was due to an increase in demand of FUROSCIX further into commercial launch, and related manufacturing costs.

Research and development expenses were $2.7 million for the second quarter of 2024, compared to $2.9 million for the second quarter of 2023. The decrease in research and development expenses for the quarter ended June 30, 2024, was primarily due to a decrease in pharmaceutical development costs, offset by clinical study and employee related costs.

Selling, general and administrative expenses were $17.5 million for the second quarter of 2024, compared to $12.1 million for the second quarter of 2023. The increase in selling, general and administrative expenses for the quarter ended June 30, 2024, was primarily due to an increase in employee related costs, commercial costs, product samples and patient support.

scPharmaceuticals reported a net loss of $17.1 million for the second quarter of 2024, compared to $14.2 million for the second quarter of 2023.

scPharmaceuticals ended the second quarter of 2024 with $38.5 million in cash, cash equivalents and short-term investments, compared to $76.0 million as of December 31, 2023.

As of June 30, 2024, scPharmaceuticals’ total shares outstanding was 36,139,802.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s second quarter 2024 results today, Wednesday, August 14th, at 4:30 p.m. EDT. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13747259.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

The live webcast and replay of the conference call can be accessed here or under “News & Events” in the Investor Relations section of the Company’s website, www.scpharmaceuticals.com.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with chronic heart failure.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide, any component of the FUROSCIX formulation or medical adhesives and in patients with hepatic cirrhosis.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, discontinue furosemide.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

Contact with water or other fluids and certain patient movements during treatment may cause the On-body Infusor to prematurely terminate infusion. Ensure patients can detect and respond to alarms.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our ability to reach profitability and the timing thereof, the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the trial initiation, anticipated results, clinical design, potential regulatory submissions, approvals and timing thereof of the PK study, the expansion of the FUROSCIX indication to include NYHA Class IV heart failure patients, the expansion of the FUROSCIX indication to include treatment of edema in patients with chronic kidney disease, the clinical development and regulatory progress of SCP-111, including the results from the PK study and planned sNDA submission, and the timing thereof; the potential benefits of and the use of proceeds from the Perceptive and equity financings, and participation in upcoming events and presentations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates; risks related to the receipt of regulatory approval for our product candidates; risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved; risks related to our history of operating losses, we have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future; we may never achieve or maintain profitability; we may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts; the terms of our credit facility place restrictions on our operating and financial flexibility, and we may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors: PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2023	2024	2023	2024
Product revenues, net	$1,638	$8,054	$3,701	$14,156
Operating expenses:
Cost of product revenues	$354	$2,300	$959	$4,085
Research and development	2,934	2,677	5,050	5,403
Selling, general and administrative	12,096	17,508	22,992	34,955

Total operating expenses	15,384	22,485	29,001	44,443

Loss from operations	(13,746)	(14,431)	(25,300)	(30,287)
Other income (loss)	239	(1,189)	1,229	1,783
Interest income	1,363	664	2,678	1,541
Interest expense	(2,010)	(2,134)	(3,971)	(4,235)

Net loss	$(14,154)	$(17,090)	$(25,364)	$(31,198)

Net loss per share, basic and diluted	$(0.36)	$(0.44)	$(0.66)	$(0.80)

Weighted—average common shares outstanding, basic and diluted	38,692,624	38,984,745	38,249,255	38,968,438

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)	DECEMBER 31,	JUNE 30,
	2023	2024
Cash, cash equivalents and investments	$76,013	$38,504
Working capital	79,804	49,701
Total assets	94,479	65,458
Term loan	38,811	39,990
Accumulated deficit	(281,346)	(312,544)
Total stockholders’ equity	37,218	9,250